EXHIBIT 99.1

STATE AUTO FINANCIAL REPORTS RECORD ANNUAL EARNINGS FOR 2005

•	Record annual earnings of $3.06 per share

•	Annual GAAP combined ratio of 90.1

•	Return on Equity of 17.7%

•	Fourth quarter earnings of $0.71 per share

•	Quarterly GAAP combined ratio of 90.5

CONTACT:

Terrence Bowshier

(614) 464-5078

Columbus, Ohio (February 21, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today reported fourth quarter net income of $29.5 million, or $0.71 per diluted share, versus $38.0 million, or $0.93 per diluted share for the same period in 2004. Net income from operations* per diluted share for the fourth quarter of 2005 was $0.73 versus $0.92 for the same period in 2004.

STFC’s GAAP combined ratio for the fourth quarter of 2005 was 90.5, versus 85.2 for the fourth quarter of 2004. Catastrophe losses, including Hurricane Wilma, contributed 7.6 points to the loss ratio for the fourth quarter of 2005 versus a 0.9 point favorable impact during the same 2004 period. STFC’s fourth quarter 2005 revenue was $280.9 million, up from $273.0 million for the same period in 2004.

Revenue for the year 2005 was $1.14 billion, up from $1.09 billion for the same 2004 period. For the year 2005, STFC achieved record net income of $125.9 million, or $3.06 per diluted share, compared to $110.0 million, or $2.70 per diluted share for the same 2004 period, an increase of 14.5%. The annual GAAP combined ratio for 2005 was 90.1, as compared to 91.7 for 2004. STFC shareholders’ book value per share increased 14.9% during 2005 to an all time high of $18.86 per share.

“Results for the fourth quarter were strong and 2005 finished as another record setting year for State Auto Financial. We are quite proud to be able to report such outstanding results in a year that experienced devastating losses from numerous weather related events including, most notably, Hurricanes Katrina and Wilma,” said STFC President Bob Moone.

“Normally the impact of catastrophe losses is relatively mild in the final quarter of the year. Hurricane Wilma’s occurrence and a $7.7 million dollar assessment from the Mississippi Windstorm Underwriting Association attributable to Hurricane Katrina were unexpected. The 7.6 loss ratio points contributed by catastrophes is atypical for our fourth quarter. In spite of this, results for the quarter attest to the fact that our core book of business continues to perform very well. Overall, 2005 was an outstanding year in terms of overall earnings growth, return on equity performance and continued value building for shareholders of STFC,” added Moone.

Newly elected Chairman and CEO Robert P. Restrepo, Jr. stated, “I believe Bob Moone is leaving STFC with a great legacy and strong platform for future profitability and growth, and I will work with Bob over the next several months to ensure a smooth transition. We look forward with confidence and determination to the challenges 2006 will undoubtedly bring to our industry. We feel that our exceptional financial strength, strong agency relationships, disciplined underwriting and technological initiatives position STFC to meet those challenges head-on.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,000 independent insurance agents associated with nearly 3,100 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America “ for 2006 and is one of only 314 publicly traded companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net earnings only by the exclusion of realized capital gains or losses, net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to ($0.02) for the fourth quarter and $0.09 for 2005 year to date compared to $0.01 and $0.12 for the same periods in 2004.

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STFC has scheduled a conference call with interested investors for Tuesday, February 21, 10:00 a.m. Eastern Time to discuss the company’s fourth quarter 2005 performance. Live and archived broadcasts of the call can be accessed via links on www.STFC.com. A replay of the call can be heard beginning at noon February 21, by calling 1-800-944-0912. Supplemental schedules detailing the company’s fourth quarter 2005 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended December 31		Year Ended December 31
($ millions, except per share amounts)	2005	2004	2005		2004
Net premiums written	$244.8	$239.9	$1,069.5	(B)	$1,018.2

Earned premiums	260.6	252.1	1,050.3		1,006.8
Net investment income	20.3	18.5	78.7		71.8
Net realized gain (loss) on investments	(1.2)	0.7	5.6		7.6
Other income	1.2	1.7	4.9		6.2

Total revenue	280.9	273.0	1,139.5		1,092.4

Income before federal income taxes	39.6	53.8	172.0		151.6

Federal income tax expense	10.1	15.8	46.1		41.6

Net income	$29.5	$38.0	$125.9		$110.0

Earnings per share:
- basic	$0.73	$0.95	$3.12		$2.76
- diluted	$0.71	$0.93	$3.06		$2.70

Earnings per share from operations (A):
- basic	$0.75	$0.94	$3.03		$2.64
- diluted	$0.73	$0.92	$2.97		$2.58

Weighted average shares outstanding:
- basic	40.4	40.0	40.3		39.9
- diluted	41.3	40.9	41.1		40.8

Book value per share	$18.86	$16.42

Dividends paid per share	$0.090	$0.045	$0.270		$0.170

Total shares outstanding	40.5	40.1

GAAP ratios:
Loss and LAE ratio	58.2	54.0	58.4		61.5
Expense ratio	32.3	31.2	31.7		30.2

Combined ratio	90.5	85.2	90.1		91.7

________
(A) Net income from operations:
Net income	$29.5	$38.0	$125.9		$110.0
Less net realized gains on investments, less applicable federal income taxes	(0.8)	0.5	3.6		4.9

Net income from operations	$30.3	$37.5	$122.3		$105.1

(B)	Net premiums written for the twelve months ended December 31, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.